IMMUNOMEDICS ANNOUNCES $12.5 MILLION FINANCING

Morris Plains, New Jersey, December 9, 1998 - Immunomedics, Inc. (Nasdaq: IMMU) announced today that it has completed a $12.5 million private placement of 4% Convertible Preferred Stock. The Company, subject to certain conditions, may exercise an option for up to an additional $7.5 million Convertible Preferred Stock. This financing replaces the Company's current equity line.

"We have made a major strategic commitment to expanding product sales and to the rapid advancement of imaging and therapeutic products in our development pipeline," commented Robert J. DeLuccia, President and Chief Executive Officer of Immunomedics. "We continue to strengthen our U.S. and European sales and marketing effort for CEA-Scan(R) (arcitumomab) as well as our European effort for LeukoScan(R) (sulesomab). We have also initiated our planning for the U.S. introduction of LeukoScan upon FDA approval. Accordingly, we needed to have access to more capital. We believe this financing, in addition to our expected continued growth in product revenues and the potential formation of corporate partnerships or similar arrangements, further strengthens our financial position," he added.

The Preferred Stock may not be converted into common stock for approximately six months after the closing date. The conversion price for the Preferred Stock will be the lesser of 125% of the market price six months after the closing or 100% of an average of the lowest closing bid during a specified period prior to a conversion, with certain additional conversion features during the first year after issuance that are favorable to the Company.

Terms of the financing include certain trading and conversion restrictions as more fully set forth in the agreements. Further, under certain conditions, the Company has the right to redeem the Preferred Shares or require that the shares be converted.

Immunomedics is a biopharmaceutical company focused on the development, manufacture, and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and infectious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and sites of infection. The Company's first product, CEA-Scan(R) for the detection of colorectal cancer, is being marketed in the United States and Europe (approved in Canada). The Company's second diagnostic imaging product, LeukoScan(R), is being marketed in Europe for the diagnosis of osteomyelitis (bone infection). This product is presently under regulatory review by the U.S. Food and Drug Administration. Immunomedics also has several other diagnostic imaging products and two therapeutic products in clinical trials.

This release, in addition to historical information, contains certain forward-looking statements made pursuant to the Private Securities Litigation
Reform Act of 1995. Such statements may involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirement/actions), competitive risks to marketed products and availability of financing and other sources of capital as well as those discussed in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

Company  contact:  Kevin F.X.  Brophy,  VP,  Finance &  Administration  and CFO,
(973)  605-8200,  extension 185. Visit our web site at www.Immunomedics.com.
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